Exhibit (a)(5)(clxliv)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Amended and Restated Offer to Purchase dated November 3, 2004 and the related Amended and Restated Letter of Transmittal, each as amended through December 13, 2004, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Credit Suisse First Boston LLC (“Credit Suisse First Boston”) or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Pepper Acquisition Corp.

a wholly owned subsidiary of

Oracle Corporation

Has increased the Price of its Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(including the Associated Preferred Stock Purchase Rights)

of

PeopleSoft, Inc.

to

$26.50 Net per Share

Pepper Acquisition Corp. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Oracle Corporation, a Delaware corporation (“Parent”), has increased the price of its offer to purchase all outstanding shares of common stock, $0.01 par value per share (the “Common Stock”) of PeopleSoft, Inc., a Delaware corporation (the “Company”), including the associated preferred stock purchase rights (the “Rights”) issued pursuant to the First Amended and Restated Preferred Shares Rights Agreement, dated as of December 16, 1997, between the Company and BankBoston, N.A. as Rights Agent (the Common Stock and the Rights together are referred to herein as the “Shares”), to $26.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase dated November 3, 2004 (the “Offer to Purchase”) and in the related Amended and Restated Letter of Transmittal (the “Letter of Transmittal”) (each as amended through December 13, 2004, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 12, 2004, among the Company, Parent and the Purchaser (the “Merger Agreement”), pursuant to which Purchaser will be merged with and into the Company (the “Merger”). The Board of Directors of the Company has (i) determined that each of the Offer, the Merger and the Merger Agreement is fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) and (iii) agreed to recommend that the Company’s stockholders tender their shares of Common Stock in the Offer and approve and adopt the Merger Agreement and the Merger.

STOCKHOLDERS WHO HAVE ALREADY TENDERED SHARES PURSUANT TO THE OFFER USING THE PREVIOUSLY DISTRIBUTED LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY AND WHO HAVE NOT WITHDRAWN SUCH SHARES NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE INCREASED OFFER PRICE OF $26.50 PER SHARE, IF SHARES ARE ACCEPTED AND PAID FOR BY THE PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 28, 2004, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares, which, together with the Shares then owned by Parent and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a fully-diluted basis (the “Minimum Tender Condition”). The Offer is also subject to the other conditions described in the Offer to Purchase.

Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that, without the consent of the Company, Purchaser shall not (i) reduce the number of Shares subject to the Offer; (ii) reduce the offer price; (iii) waive or change the Minimum Tender Condition, (iv) add to the conditions set forth in the Offer to Purchase, (v) modify any condition set forth in the Offer to Purchase or amend any term of the Offer set forth in the Merger Agreement, in each case, in any manner adverse to the holders of Shares, (vi) extend the Offer or (vii) change the form of consideration. Notwithstanding the foregoing, Purchaser must extend the Offer from time to time in certain circumstances, including if at the expiration of the Offer the Minimum Tender Condition shall not have been satisfied until such time as such condition is satisfied or waived or the Merger Agreement is terminated. In certain other circumstances, Purchaser has the right to extend the Offer from time to time.

After the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, but not 100% of the Shares have been tendered, the Purchaser may, subject to certain conditions, include a subsequent offering period of between three and 20 business days to permit additional tenders of Shares. No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment. The Purchaser does not currently intend to include a subsequent offering period, although the Purchaser reserves the right to do so.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)) and, if the Distribution Date (as defined in the Offer to Purchase) occurs, certificates for (or a confirmation of book-entry transfer, if available, of such Shares into the Depositary’s account at the Book-Entry Transfer Facility of) the associated Rights, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other required documents.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders may be withdrawn only if such Shares have not been accepted for payment as provided in the Offer to Purchase. To withdraw tendered Shares, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to such Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the

Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both in their entirety before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the respective telephone numbers and addresses set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer to confirm delivery of Shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offer is:

MACKENZIE PARTNERS, INC.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (call collect)

or

Call Toll-Free (800) 322-2885

E-MAIL: proxy@mackenziepartners.com

The Dealer Manager for the Offer is:

CREDIT SUISSE FIRST BOSTON

Eleven Madison Avenue

New York, New York 10010-3629

Call Toll-Free: (800) 881-8320

December 15, 2004